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                                                                    EXHIBIT 99.1

Contacts:
Bob Osmond, Upstart Communications      Emma Rosen, Pilot Network Services, Inc.
510-457-3111 or bosmond@upstart.com     510-433-7851 or rosen@pilot.net

        "Pilot Protected" E-Business to Penetrate Worldwide Markets as Security Leader Pilot and Global Telco Services Provider PRIMUS Join Forces

            PRIMUS and Pilot Form Strategic Relationship to Provide Global Business-to-Business Internet Services with Advanced Security

Alameda, Calif., January 5, 2000 -- Pilot Network Services, Inc. (Nasdaq: PILT), the only provider of secure, subscription-based e-business services, announced today it has signed a strategic agreement with global carrier PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL) effective December 28, 1999. Under the terms of the agreement, Pilot will configure PRIMUS Operations Centers around the world with the patent-pending Heuristic Defense Infrastructure(TM) (HDI(TM)). The HDI combines a multi-layered, distributed architecture, continually evolving defense processes and methodologies and the expertise of security engineers to secure networks and Internet transmissions from unauthorized access, criminal hackers and viruses, around the clock. With the HDI in place at PRIMUS facilities, customers can choose to have their e-business and other data services Pilot Protected(TM) for the most advanced Internet security available today.

One of the most important trends over the next five years will be the increased use of Internet technologies by small- to medium-sized businesses and large multi-national corporations, according to K. Paul Singh, chairman and chief executive officer of PRIMUS Telecommunications Group, Incorporated. "These enterprises will be looking for the productivity advantages of intranets, extranets, and e-commerce, and seeking a fast ramp-up to a secure and scalable solution. Now PRIMUS and Pilot are strategically positioned to provide the required connectivity, hosting, and e-commerce architecture - all integrated with advanced security - to bring these business plans to life for companies around the world," said Singh.

"For Pilot, this partnership with PRIMUS is the realization of a long-term vision: to combine the next-generation business-to-business Internet security that Pilot has invented and developed, with the wide-reaching infrastructure of a global telecommunications leader. Pilot's patent-pending Heuristic Defense Infrastructure(TM) will be integrated into PRIMUS hosting centers, enabling PRIMUS effectively to penetrate the business-to-business marketplace. Of course, customers gain the ultimate advantage, since they will be able to subscribe to Pilot-Protected(TM) e-business services that circle the globe," said Marketta Silvera, Pilot Network Services, Inc. chairman and chief executive officer.

As part of the strategic partnership agreement, PRIMUS made a $15 million common stock equity investment in Pilot.

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Pilot Protected: Security Based on the Heuristic Defense Infrastructure
When companies are Pilot Protected, it means that their e-business data and communications are secured from unauthorized access, tampering, and viruses - 365 x 24 - by the patent-pending Pilot Heuristic Defense Infrastructure (HDI). The HDI is a powerful combination of a multi-layered, distributed architecture, continually evolving defense processes and methodologies, and the expertise of security engineers. This unique combination learns from the experience of attack attempts to further harden defenses against known - and emerging - criminal hacker techniques.

The principle underlying the Pilot HDI is that security is a process, not a single event. Pilot security is always responding and evolving, getting exponentially stronger with each test and each attack attempt. Each attack attempt is databased, and if the same technique is tried again, it is recognized and repelled. These automated defenses become stronger over time, since every attempt becomes a valuable lesson learned.

Another vital element of Pilot protection is a team of security experts who monitor the Heuristic Defense Infrastructure in real time. When an attack technique is not immediately identified by automated monitoring, Pilot security engineers put their knowledge to work, developing modifications and upgrades and incorporating them into the permanent defenses of the Heuristic Defense Infrastructure. These security enhancements are deployed immediately to radiate throughout all subscriber networks and protect all Pilot subscribers.

About PRIMUS Telecommunications Group, Inc.
PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL) is facilities-based global communications company offering a bundled portfolio of international and domestic voice, data, and Internet services. PRIMUS provides services through an expanding global network of owned and leased transmission facilities, including ownership interests in 23 undersea fiber optic cable systems, 19 international gateway and domestic switches, a satellite earth station and a variety of operating relationships that allow the company to deliver traffic worldwide. Founded in 1994 and based in McLean, VA, PRIMUS serves corporate, small- and medium-sized business, residential and telecommunication carrier customers located in North America, Europe and the Asia-Pacific region. For additional information on PRIMUS, see www.primustel.com.

About Pilot Network Services, Inc.
Pilot Network Services, Inc. is the only provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in security to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers.
Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business

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interactions against attack. Pilot can be reached at 888-40-PILOT or online at
www.pilot.net and info@pilot.net/1/.

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_______________________
/1/ Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including potential fluctuations in results of operations, the new market for Internet security monitoring, detection and defense services, impact of competitive products and services, and risk factors listed in Pilot's registration statement on Form S-1 dated August 10, 1998.

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